EXHIBIT 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (October 26, 2009) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced earnings available to common shareholders of $831,000 or $0.21 per share ($0.21 diluted) for the quarter ended September 30, 2009, compared to $1,130,000 or $0.28 per share ($0.28 diluted) earned in the third quarter of 2008.  For the first nine months ended September 30, 2009, earnings available to common shareholders were $1,620,000 or $0.40 per share ($0.40 diluted), compared to $3,624,000 or $0.92 per share ($0.91 diluted) for the same period in 2008.

The decrease in earnings for the current quarter and year-to-date periods was due in part to an increase in the provision for loan losses, which resulted from reserve allocations for impaired commercial real estate loans, continued uncertainty in the economy, softness in the real estate market and a significant increase in new business loans. The Corporation and financial services industry face the challenges of the prolonged economic recession, declining real estate values and increased unemployment. An increase in noninterest expense for both periods in the current year also had an unfavorable impact on earnings. Noninterest expense increased largely as a result of adding three new financial centers during the prior year, and a $916,000 increase (year-to-date) in FDIC deposit insurance premiums. Of the total insurance premiums, $382,000 (or $252,000 after tax) pertained to a special FDIC assessment, which was imposed on all commercial financial institutions, effective June 30, 2009, based on 5 basis points of total assets less tier 1 capital. The remaining increase in deposit insurance premiums was caused by an industry-wide increase in assessment rates by the FDIC and an increase in the volume of deposits upon which the assessment is based. At September 30, 2009, total deposits were $713 million, an increase of $160 million or 29 percent above September 30, 2008.

On September 30, 2009, total assets were approximately $870 million, representing a $220 million or 34% increase above September 30, 2008. Asset growth was driven primarily by a strong increase in business loans and investment securities. Asset growth was funded primarily by an increase in deposits generated from local markets, and to a lesser degree, borrowing from the Federal Home Loan Bank of Pittsburgh. Additional detailed financial information is provided in the Financial Highlights section of this Earnings Release.

“Third quarter earnings were our best quarter so far this year, balance sheet growth remains strong and the Corporation is well-capitalized under current regulatory rules,” said Larry J. Miller, President and Chief Executive Officer of the Company.

In other news, on October 13, 2009, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $0.03 per common share, payable on or before November 10, 2009 to shareholders of record on October 27, 2009.  This dividend was the same amount paid in the prior quarter. The Corporation lowered its common dividends this year, along with the trend in the financial services industry, as a result of lower earnings compared to prior periods, to preserve capital for balance sheet growth and to prepare the Corporation for the uncertainties caused by a prolonged economic recession.  The Board of Directors regularly reviews the dividend policy and can be expected to approve future changes to it when the economy stabilizes and the financial performance of the Corporation merits a change in the policy.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 17 financial centers located throughout York County, Pennsylvania and in Hunt Valley and Bel Air, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Codorus Valley Bancorp, Inc.
Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest income	$10,382	$9,165	$29,634	$27,439
Interest expense	4,231	4,031	12,695	11,762
Net interest income	6,151	5,134	16,939	15,677
Provision for loan losses	600	353	2,483	1,413
Noninterest income	1,557	1,483	4,601	4,607
Gain on sale of mortgages	191	135	761	303
Gain on sale of securities	-	-	291	123
Noninterest expense	6,148	4,923	18,075	14,561
Income before income taxes (benefit)	1,151	1,476	2,034	4,736
Provision (benefit) for income taxes	75	346	(298)	1,112
Net income	1,076	1,130	2,332	3,624
Preferred stock dividends and discount accretion	245	-	712	-
Net income available to common shareholders	$831	$1,130	$1,620	$3,624
Basic earnings per common share	$0.21	$0.28	$0.40	$0.92
Diluted earnings per common share	$0.21	$0.28	$0.40	$0.91

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	September 30,	December 31,	September 30,
	2009	2008	2008
Cash and short term investments	$11,658	$14,875	$9,921
Investment securities	186,847	77,287	77,936
Loans	639,470	580,451	535,280
Allowance for loan losses	(6,514)	(4,690)	(4,359)
Premises and equipment, net	11,535	11,900	11,632
Other assets	26,831	22,943	19,279
Total assets	$869,827	$702,766	$649,689

Deposits	$712,975	$598,129	$552,891
Borrowed funds	79,590	47,779	42,191
Other liabilities	4,715	4,677	4,038
Shareholders’ equity	72,547	52,181	50,569
Total liabilities and shareholders' equity	$869,827	$702,766	$649,689

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2009	2009	2009	2008	2008	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2009	2008
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$1,076	$293	$963	$841	$1,130	$2,332	$3,624
Net income available to common shareholders	$831	$49	$740	$841	$1,130	$1,620	$3,624
Basic earnings per common share	$0.21	$0.01	$0.18	$0.21	$0.28	$0.40	$0.92
Diluted earnings per common share	$0.21	$0.01	$0.18	$0.21	$0.28	$0.40	$0.91
Cash dividends paid per common share	$0.030	$0.080	$0.120	$0.120	$0.120	$0.230	$0.386
Book value per common share	$13.77	$12.88	$12.97	$12.99	$12.65	$13.77	$12.65
Average common shares outstanding	4,051	4,032	4,023	4,003	3,986	4,036	3,953
Average diluted common shares outstanding	4,051	4,032	4,024	4,006	4,002	4,036	3,988

Performance Ratios (%)
Return on average assets	0.50	0.14	0.50	0.51	0.70	0.38	0.78
Return on average equity	6.12	1.66	5.70	6.56	8.99	4.47	9.72
Return on average realized equity (2)	6.28	1.70	5.81	6.59	9.02	4.57	9.83
Net interest margin (3)	3.22	3.09	2.97	3.48	3.52	3.10	3.75
Efficiency ratio (4)	73.6	75.9	82.1	76.9	70.5	76.9	68.5

Asset Quality Ratios (%)
Net loan charge-offs to average loans (5)	0.15	0.23	0.06	0.09	0.00	0.15	0.14
Allowance for loan losses to total loans	1.02	1.00	0.82	0.82	0.83	1.02	0.83
Nonperforming assets to total loans
and other real estate	3.98	3.29	2.92	1.83	1.93	3.98	1.93

Capital Ratios (%)
Average equity to average assets	8.17	8.50	8.76	7.71	7.83	8.46	8.02
Tier 1 leverage capital ratio	9.14	9.36	10.08	9.12	9.37	9.14	9.37
Tier 1 risk-based capital ratio	11.86	11.79	12.17	10.03	10.80	11.86	10.80
Total risk-based capital ratio	12.84	12.72	12.93	10.80	11.59	12.84	11.59

(1) per share amounts and shares outstanding were adjusted for stock dividends
(2) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(3) net interest income (tax-equivalent) as a percentage of average earning assets
(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(5) net loan charge-offs are annualized for the periods indicated